Exhibit 10.2

Execution Copy

Visant Holding Corp.

Marc L. Reisch 2010 Supplemental Executive Retirement Plan

ARTICLE I

INTRODUCTION

This Marc L. Reisch Supplemental Executive Retirement Plan (the “Plan”), effective as of May 17, 2010 (the “Effective Date”), is established for Marc L. Reisch (the “Participant”) by Visant Holding Corp. (“VHC”). This Plan is intended to be a non-qualified “top hat” plan for purposes of ERISA and is intended to comply with Section 409A of the Code. In the event that the Participant terminates Employment prior to the Effective Date, this Plan shall be void ab initio, and the Participant’s rights to post-retirement benefits shall be determined by reference to Section 9 of the Participant’s prior amended and restated employment agreement with VHC dated December 19, 2008 (“Prior Employment Agreement”) (with such modifications to payment terms as required to avoid subjecting the Participant to additional taxation under Section 409A of the Code).

ARTICLE II

DEFINITIONS

2.01	As used herein, the terms set forth below shall have the meanings indicated:

(a)	Additional Percentage shall mean 2.0% of the Average Compensation.

(b)	Affiliates shall have the meaning assigned to such term under the Employment Agreement.

(c)	Annual Bonus shall have the meaning assigned to such term under the Employment Agreement.

(d)	Average Compensation shall mean the average of the sums of each of the Participant’s Base Salary plus cash Annual Bonus (excluding any transaction, signing or other non-recurring special bonuses) paid or payable to the Participant in respect of the last five full Fiscal Years ended prior to the Date of Termination (with any such sums paid or payable in respect of any partial Fiscal Years being annualized for such full Fiscal Years).

(e)	Base Salary shall have the meaning assigned to such term under the Employment Agreement.

(f)	Beneficiary shall mean the Participant’s Spouse or, if the Participant has no Spouse, the Participant’s estate.

(g)	Board shall mean the Board of Directors of VHC or any successor thereto and, absent any such successor, the Board of Directors of Jostens, Inc.

(h)	Cause shall have the meaning assigned to such term under the Employment Agreement.

(i)	Change of Control shall mean (i) the sale (in one transaction or a series of transactions) of all or substantially all of the assets of VHC to a “person” (as defined below) who is not an Investor (as such term is defined in the Employment Agreement) or an Affiliate of any of the Investors; (ii) a sale (in one transaction or a series of transactions) by the Investors or any of their respective Affiliates resulting in more than 50% of the voting stock of VHC being held by a “person” or “group” (as such terms are used in the Securities Exchange Act of 1934, as amended) that does not include either of the Investors or any of their respective Affiliates; or (iii) a merger or consolidation of VHC into another person which is not an Affiliate of either of the Investors; if and only if any such event listed in clauses (i) through (iii) above results in the inability of any of the Investors to elect a majority of the Board or the board of directors of the resulting entity.

(j)	Code shall mean the Internal Revenue Code of 1986 as amended.

(k)	Company shall mean VHC, Jostens and their Affiliates.

(l)	Company Retirement Plans shall mean the Jostens Pension Plan C, Jostens ERISA Excess Plan and the Top Hat SERP, collectively.

(m)	Date of Termination shall have the meaning assigned to such term under the Employment Agreement.

(n)	Disability shall have the meaning assigned to such term under the Employment Agreement.

(o)	Employment means the Participant’s employment with the Company, which shall be deemed to terminate as of the date on which the Participant has a “separation from service” with the Company within the meaning of Section 409A of the Code.

(p)	Employment Agreement means the Second Amended and Restated Employment Agreement dated May 17, 2010, by and between VHC, Jostens and the Participant, as may be amended from time to time with the written consent of the parties thereto.

(q)	Employment Term shall have the meaning assigned to such term under the Employment Agreement.

(r)	Fiscal Year shall mean any given fiscal year of VHC (and any successor thereto).

(s)	Good Reason shall have the meaning assigned to such term under the Employment Agreement.

(t)	Jostens shall mean Jostens, Inc.

(u)	Jostens Pension Plan C means the Jostens Pension Plan C (taking into account the merger of the Jostens Pension Plan D into the Jostens Pension Plan C, including, without limitation, the benefits formula applicable to the Participant thereunder).

(v)	Participant means Marc L. Reisch.

(w)	Plan means this Marc L. Reisch 2010 Supplemental Executive Retirement Plan, as may be amended from time to time with the written consent of the Participant.

(x)	Post-Termination Medical Benefits shall mean the benefits described in Section 6.01 herein.

(y)	Retirement Benefit means the annual retirement benefit due under this Plan from the Company, payable to the Participant. The Retirement Benefit shall be equal to:

(1) 10% of the Participant’s Average Compensation, plus

(2) the Additional Percentage for each additional full Fiscal Year occurring after the Service Date during which the Participant remains employed with the Company, plus

(3) a prorated portion of the Additional Percentage for any period of a Fiscal Year during which the Participant remains employed with the Company occurring after the Service Date that is less than twelve months (with such prorated portion determined based on the number of days in such period of employment relative to the number of days in such Fiscal Year), minus

(4) the present value of the annual aggregate amount of any benefit(s) payable to the Participant under any of the Company Retirement Plans, as determined using the actuaral assumptions used for purposes of determining a lump sum payment under the Jostens Pension Plan C, as in effect on the Date of Termination.

(z)	Section 409A shall mean Section 409A of the Code, and any related regulations or other guidance issued thereunder.

(aa)	Service Date shall mean December 31, 2009.

(bb)	Spouse shall mean the person to whom the Participant is married as of the date of his death.

(cc)	Top Hat SERP shall mean the Amended and Restated Supplemental Executive Retirement Agreement, dated as of December 10, 2008, by and between VHC and Participant.

ARTICLE III

VESTING OF BENEFITS

3.01	Vesting of Retirement Benefit

The Participant’s right to the Retirement Benefit under the Plan is 100% vested on the Effective Date.

ARTICLE IV

AMOUNT OF BENEFITS

4.01	Retirement Benefit

Upon any Date of Termination of the Participant’s Employment after the Service Date, the Participant shall be entitled to receive the Retirement Benefit, payable at the time set forth under Section 5.01.

ARTICLE V

MANNER OF PAYMENT OF BENEFITS

5.01	Time and Form of Payment of Retirement Benefit

The Participant’s Retirement Benefit under the Plan shall be paid to the Participant (or to the Participant’s Beneficiary following the date of the Participant’s death) in the form of a lump sum payment on the earlier of (i) the date the Participant achieves age 65 or (ii) a date that is within 90 days following the date of the Participant’s death. No other timing or form of payment will be permitted. An example of how the Retirement Benefit shall be calculated is illustrated in Exhibit A hereto.

ARTICLE VI

POST-TERMINATION MEDICAL BENEFITS; AMENDMENT TO TOP HAT SERP

6.01	Post-Termination Medical Benefits

Immediately upon the Participant’s termination of employment: (a) for any reason on or after a Change of Control; or (b) prior to a Change of Control, (i) due to the Participant’s death or Disability or (ii) for Good Reason by Participant or other than for Cause by the Company (including by virtue of the Company’s failure to renew the Employment Term at any time), the Participant and his dependents shall be provided with medical benefits (either through continued participation in the Company’s medical insurance plans or through the Company’s purchase of a medical insurance program solely for the benefit of the Participant and his dependents), on the same terms as would have applied had Participant continued to be employed with the Company under the terms of Section 6(a) of the Employment Agreement. The foregoing benefits shall be provided to the Participant and his dependents until the earlier to occur of (x) the date on which the Participant attains age 65 or (y) the date the Participant becomes eligible to receive medical benefits under the terms and conditions of another employer’s medical benefits plan; provided, however, that if the Participant’s employment is terminated on account of his death, his Spouse shall be entitled to receive the Post-Termination Medical Benefits until the date on which the Participant would, but for his death, have attained age 65.

6.02	Amendment to Top Hat SERP

(a)	Section 2 of the Top Hat SERP is hereby deleted in its entirety and replaced with the following:

“If the Employee continues in Full-Time Employment without interruption until he attains the age of sixty (60) years and has at least seven (7) years of service (taking into account the deemed service, as applicable, as provided under Section 13 herein) as an Executive Officer upon his or her Termination of Employment, then the Employee shall be entitled to receive, in the form of a lump sum payment on the earlier of (i) the date the Employee achieves age sixty-five (65) or (ii) a date that is within 90 days following the date of the Employee’s death, equal to the present value of equal monthly installments otherwise payable to the Employee during his lifetime, where each such monthly payment would have been equal to (a) the product of (x) one percent (1%) of the Employee’s Base Salary at the annual rate in effect when he turned age sixty (60), multiplied by (y) the Employee’s Time of Service with the Employer, not to exceed thirty (30) years, divided by (b) 12, all as determined using the actuarial assumptions used for purposes of determining a lump sum payment under the Jostens Pension Plan C, as in effect on the Date of Termination.”

(b)	Section 6(B) of the Top Hat SERP is hereby deleted in its entirety and replaced with the following:

“If the Employee’s Termination of Employment occurs prior to the Employee’s death or Total Disability and after the Employee has attained the age of fifty-five (55) years and has at least seven (7) years of service (taking into account the deemed service, as applicable, as provided under Section 13 herein) as an Executive Officer but before the Employee has attained the age of sixty (60) years upon his or her Termination of Employment, then the Employee shall be entitled to receive, in the form of a lump sum payment on the earlier of (i) the date the Employee achieves age sixty (60) or (ii) a date that is within 90 days following the date of the Employee’s death or Total Disability, equal to the present value of equal monthly installments otherwise payable to the Employee during his lifetime, where each such monthly payment would have been equal to (x) one percent (1%) of the Employee’s Base Salary at the annual rate in effect at the time of Termination, multiplied by (y) the Employee’s Time of Service with the Employer accrued through the Date of Termination (not to exceed thirty (30) years), divided by (z) 12, all as determined using the actuarial assumptions used for purposes of determining a lump sum payment under the Jostens Pension Plan C, as in effect on the Date of Termination (the foregoing monthly installment payments otherwise payable, the “Early Vested Retirement Benefit”).”

(c)	Section 9 of the Top Hat SERP is hereby hereby deleted in its entirety and replaced with the following:

“If the Employee continues in the employ of the Employer after attaining the age of sixty (60) years, there shall be no increases in any benefits hereunder on account of any Time or Service or increases to Base Salary after the age of sixty (60) years. Service as an Executive Officer after age sixty (60) shall be recognized for purposes of vesting for an Employee’s Supplemental Retirement Benefit or Early Vested Retirement Benefit.”

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.01	Tax Withholding

To the extent not previously paid by the Participant, the Company or its agent shall deduct from the distribution of the Retirement Benefit the amount of federal and state income or other taxes, if any, that it is required to withhold. The Participant shall be responsible for the payment of any taxes due in respect of the Post-Termination Medical Benefits.

7.02	Funding

(a)	The Company shall contribute cash to an irrevocable grantor trust (such contribution, the “Funding”) (within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Code, to be construed accordingly) (the “Grantor Trust”) in an amount equal to the Retirement Benefit, on the earlier to occur of (i) a Change of Control or (ii) the last day of the fourth quarter of Fiscal Year 2010 (either date, the (“Funding Date”), calculated as if the Funding Date was the Date of Termination. If the Funding occurs pursuant to clause (ii) above and subsequently, the Company executes any definitive agreement that contemplates transactions which, if consummated, would result in a Change of Control, the Company shall cause the actuary who performs the actuarial calculations for the Jostens Pension Plan C (the “Pension Actuary”) to recalculate the amount of the Retirement Benefit as of the expected date of the Change of Control (the “CIC Date”), assuming that such CIC Date was the Date of Termination, and to provide the Company with the estimated amount of any additional cash that would be required to be contributed to the Grantor Trust in order to cause the Grantor Trust to hold cash in an amount at least equal to the Retirement Benefit as in effect on the CIC Date (the “CIC True-Up Amount”).

In addition, at least annually following the occurrence of the Funding Date (or, if applicable, the CIC Date), the Company shall cause the Pension Actuary to recalculate the amount of the Retirement Benefit as of the end of each plan year of the Jostens Pension Plan C (each, a “Plan Year”), assuming that the last day of such Plan Year was the Date of Termination, and to provide the Company with the estimated amount of any additional cash that would be required to be contributed to the Grantor Trust in order to cause the Grantor Trust to hold cash in an amount at least equal to the Retirement Benefit as in effect on the last day of such Plan Year (any such amount, the “Annual True-Up Amount”). On or as soon as administratively practicable following the last day of each such Plan Year, the Company shall contribute such Annual True-Up Amount to the Grantor Trust.

(b)

The Company shall contribute cash to the Grantor Trust (such contribution, the “Top Hat Funding”) in an amount equal to the Supplemental Retirement Benefit (as such term is defined under the Top Hat SERP), on the earlier to occur of (i) a Change of Control or (ii) the last day of the fourth quarter of Fiscal Year 2010 (either date, the (“Top Hat Funding Date”), calculated as if the Top Hat Funding Date was the Date of Termination. In addition to the foregoing, the Company shall also require the Pension Actuary to (i) calculate the amount of the

Supplemental Retirement Benefit to which the Participant would be entitled to receive under the Top Hat SERP at each time that the Pension Actuary is required to recalculate the Retirement Benefit as provided for in Section 7.02(a), and (ii) provide the Company with the amount that would be required to be contributed to the Grantor Trust in order to cause the Grantor Trust to hold cash in an amount at least equal to such Supplemental Retirement Benefit amount due under the Top Hat SERP at each such time. In addition, on or as soon as administratively practicable following each such time, the Company shall contribute a true-up amount to the Grantor Trust in respect of such Top Hat SERP benefit amount.

(c)	Notwithstanding the provisions of Section 7.02(a) or 7.02(b), however, no contributions described in Section 7.02(a) or 7.02(b) shall be made at any time when such contributions would subject the Participant to additional taxation pursuant to Section 409A(b)(3) of the Code or under the Pension Protection Act of 2006.

(d)	The Grantor Trust assets are to be used exclusively to pay benefits under the Plan. However, in the event the Company becomes insolvent or seeks protection under the bankruptcy laws, the Grantor Trust assets must be paid over to the Company as provided in the Grantor Trust agreement and will be subject to the claims of the Company’s general creditors. Neither the Participant nor his beneficiary shall have any right, title or interest in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive benefits from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(e)	The terms of the Company’s Grantor Trust contribution obligation shall be governed by the terms of the aforementioned trust agreement, a copy of which is attached hereto and is incorporated herein by reference.

7.03	ERISA Status

The Plan is an unfunded promise to pay deferred compensation. It is not intended to comply with the rules for qualified plans in section 401(a) of the Internal Revenue Code. The Plan is designed to be exempt from the rules for employee benefit plans in Title I (except Parts One and Five) of the Employee Retirement Income Security Act of 1974 (ERISA). Participation in the Plan is limited to a single highly compensated management employee who qualifies as such under Title I of ERISA.

7.04	Assignment

Except to the extent required by law, neither the Participant nor any other person shall have the right to assign, pledge, mortgage, transfer or otherwise encumber benefits under the Plan in advance of actual receipt thereof. The Company shall not assign any of its obligations hereunder, except as provided in Section 7.09.

7.05	Employment Rights

The Plan is not an employment contract and it creates no right to continue Employment for any length of time.

7.06	Administration

The Board (or its delegate) shall administer the Plan. The Board may adopt any rules necessary to administer the Plan which are not inconsistent with its terms. The Board may delegate its authority to administer the Plan. Notwithstanding anything to the contrary herein, any action taken by the Board (or its delegatee) under this Section 7.06 may not adversely affect the rights of the Participant under this Plan as in effect on the Effective Date.

7.07	Incompetent Persons

If the Board finds that any person entitled to a benefit under the Plan is unable to manage his or her affairs because of legal incompetence, the Board, in its discretion, may pay the benefit due such person to an individual deemed by the Board to be responsible for the maintenance of such person. Any such payment constitutes a complete discharge of the Company’s liability under the Plan.

7.08	Amendment/Termination of the Plan

Except to the extent this Plan references provisions of the Prior Employment Agreement or the Employment Agreement, as applicable, this Plan represents the entire agreement between the Company and Participant. The Company through action of the Board may amend or terminate the Plan by a written instrument, provided such amendment or termination may not adversely affect the rights of the Participant under this Plan as in effect on the Effective Date. An amendment (including an amendment to terminate the Plan) to the Plan cannot reduce or eliminate the Participant’s Retirement Benefit, Post-Termination Medical Benefits or benefit under the Top Hat SERP. No amendment (including an amendment to terminate the Plan) may be executed or made effective without the Participant’s written consent.

7.09	Joint and Several Liability; Successors

(a)	Joint and Several Liability Subject to the provisions of Section 7.09(b) below, each of VHC and Jostens, Inc. shall be jointly and severally liable for any obligations of the Company to Participant under this Plan.

(b)

Successors The Plan is binding on the beneficiaries, executor and administrator of the Participant. This Plan shall be assigned to any successor in interest to substantially all of the business operations of VHC, and to any successor in interest to substantially all of the business operations of Jostens. Upon either such assignment, the rights and obligations of VHC, Jostens and the Company hereunder shall become the rights and obligations of the applicable successor person or entity. Further, VHC and Jostens will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of VHC or Jostens, as applicable, to assume expressly and agree to perform this Plan in the same manner and to the same extent that VHC, Jostens and the Company would be required to perform it if no such succession had taken place. On and after any such succession, as used in this Plan, the terms “VHC”, “Jostens” and “the Company” shall mean, respectively, VHC, Jostens, the Company, and any successor to the business and/or assets of VHC or Jostens, as applicable, which is required by this Section 7.09(b) to assume and agree to perform this Plan or which otherwise assumes and agrees to perform this Plan; provided, however, in the event that any successor, as described above, agrees to assume this Plan in accordance with the preceding sentence, as of the date such successor so assumes this Plan, VHC shall cease to be liable for any of the obligations contained in this Plan.

7.10	Governing Law; Dispute Resolution; Section 409A

(a)	Governing Law The validity and construction of the Plan is governed by the laws of the State of New York without giving effect to the principles of conflicts of law. Further, notwithstanding anything to the contrary herein, the Plan shall be construed in accordance with the terms of Section 409A, wherever and to the extent applicable.

(b)	Dispute Resolution; Legal Fees In the event of any controversy among the parties hereto arising out of, or relating to, this Plan which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Armonk, New York metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator; provided, however, that on and after a Change of Control, the Company shall be liable for all legal fees and expenses incurred by the Participant in connection with any dispute relating to this Plan, so long as the arbitrator does not determine that any material claims made by the Participant with respect to this Plan were frivolous or made in bad faith.

(c)	Section 409A In the event that it is reasonably determined by the Company that, as a result of Section 409A, any of the payments that Participant is entitled to under the terms of this Plan or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Participant to incur additional taxes, penalties or interest under Section 409A, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A, which day, if the Participant is a “specified employee” within the meaning of Section 409A, shall be the first day following the six-month period beginning on the date of the Participant’s Date of Termination. For purposes of Section 409A, references herein to the Participant’s “termination of employment” shall refer to the Participant’s “separation from service” with the Company within the meaning of Section 409A. In addition to the foregoing, in the event of an “asset purchase transaction” within the meaning of Section 409A, the Company shall not execute any agreement of the type contemplated under Treas. Reg. 1.409A-1(h)((4), if applicable, with any buyer, purchaser or other successor to any of the assets of any member of the Company, that if the Participant ceases to perform services to the Company or any member thereof in connection with the sale of any such assets, such cessation from service does not constitute a “separation from service” within the meaning of Section 409A.

7.11	Construction

(a)	Interpretation of Plan Any dispute regarding the construction or interpretation of the language of the Plan shall be resolved in accordance with the dispute resolution provisions set forth in Section 7.10(b).

(b)	Invalidity of Any Provision In the event any provision of the Plan is declared to be invalid, in whole or in part, such provision is null and void. The remaining provisions of the Plan are unaffected and remain in full force and effect. However, the Board, in its discretion may construe the provision in such a manner that it is valid in the jurisdiction where it is declared to be invalid.

(c)	Enforceability of Any Provision A provision of the Plan which is invalid in any jurisdiction remains in effect and is enforceable in all jurisdictions in which the provision is valid.

EXECUTION

WHEREFORE, the Company and Participant have executed this Plan on the 17th day of May, 2010.

VISANT HOLDING CORP.

By	/s/ Marie D. Hlavaty
Its	Senior Vice President, Chief Legal Officer

JOSTENS, INC.

By	/s/ Marie D. Hlavaty
Its	Vice President

PARTICIPANT

/s/ Marc L. Reisch
Marc L. Reisch

ATTEST:

/s/ Christine Hoy

Exhibit A

The following example is hypothetical and intended to illustrate Plan arithmetic. Actual benefits and lump sums under the Plan will depend on the timing and circumstances of Mr. Reisch’s retirement, and on his compensation history at that date.

a	Age of payout under Plan Provisions						65
Calculation of Average Compensation
b	Base Salary + Annual Bonus in prior year	Actual	$	[	*]
c	Base Salary + Annual Bonus in second prior year	Actual	$	[	*]
d	Base Salary + Annual Bonus in third prior year	Actual	$	[	*]
e	Base Salary + Annual Bonus in fourth prior year	Actual	$	[	*]
f	Base Salary + Annual Bonus in fifth prior year	Actual	$	[	*]
g	Average Compensation = (b+c+d+e+f) / 5		$	[	*]
h	10% of Average Compensation					$	[	*]
i	Number of full Fiscal Years worked since Service Date						[	*]
j	Number of days worked in any partial Fiscal Year since Service Date						[	*]
k	Total number of days in Fiscal Year of partial service						[.	*]
l	Additional Percentage Amount = (Additional Percentage x i) + (Additional Percentage x (j/k))					$	[	*]
m	Aggregate Amount paid to Participant under Company Retirement Plans						[	*]
n	Retirement Benefit = (h + l) - m					$	[	*]